EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMARCO, Inc.
Lake Forest, California
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-44943, 33-45096, 33-63219, 333-11749, 333-78677, 333-42350, 333-141354, 333-141390, and 333-156518) of Comarco, Inc. of our report dated April 29, 2011 relating to the consolidated balance sheets as of January 31, 2011 and 2010, and the statements of operations, stockholders’ equity, and cash flows for each of the years then ended and the referenced consolidated financial statement schedule therein, which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, which appears in the January 31, 2011 annual report on Form 10-K of Comarco, Inc.
     /s/ BDO USA, LLP
     Costa Mesa, California
April 29, 2011